U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

FORM 3                                                      OMB APPROVAL
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                                                   OMB NUMBER:  3235-0104
                                                   Expires:  September 30, 1998
                                                   Estimated average burden
                                                   hours per response ...... 0.5
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            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES



    Filed pursuant to Section16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940




1. Name and Address of Reporting Person

Wolf                                  Ruth
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  (Last)                             (First)                         (Middle)

c/o Opinion Research Corporation      23 Orchard Road
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                                         (Street)

Skillman                                NJ                           08558
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  (City)                             (State)                          (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

1/6/98
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3. IRS Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

Opinion Research Corporation (ORCI)
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5. Relationship of Reporting Person to Issuer:
       (Check all applicable)


                  Director                         10% Owner
           -----                           ------

             X    Officer (give                    Other (Specify
           -----           title below)    ------         below)

               Chief Executive Officer of Orc ProTel, Inc.
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6. If Amendment, Date of Original   (Month/Day/Year)


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7. Individual or Joint/Group Filing  (Check Applicable Line)

  X   Form filed by One Reporting Person
-------

      Form filed by More than One Reporting Person
-------
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                  Table 1 -- Non-Derivative Securities Beneficially Owned

1. Title of Security          2. Amount of Securities     3. Ownership Form:
   (Instr. 4)                    Beneficially Owned          Direct (D) or
                                 (Instr. 4)                  Indirect (I)
                                                             (Instr. 5)
 --------------------------    -----------------------      ---------------



 --------------------------    ---------------------------  ---------------

 --------------------------    ---------------------------  ---------------

 --------------------------    ---------------------------  ---------------

4. Nature of Indirect Beneficial Ownership

(Instr. 5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                  (Print or Type Responses)


                                                                       (Over)
                                                              SEC 1473 (8-92)

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

FORM 3 (continued)


        Table II -- Derivative Securities Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative  2. Date Exer-     3. Title and Amount of Securities
   Security                cisable and     Underlying Derivative Security
                           Expiration     (Instr. 4)
                           Date
                           (Month Day
                           Year)
                           ------- ------- ---------------------------------
                           Date    Expira-                Amount
                           Exer-   tion                   or
                           cisable Date      Title        Number
                                                          of
                                                          Shares
 ------------------------ -------- --------  ------------------------

COMMON STOCK OPTION
(RIGHT TO BUY)            1/6/2000 1/6/2007  COMMON STOCK  200,000
 ------------------------ -------- --------  ------------------------


 ------------------------ -------- --------  ------------------------


 ------------------------ -------- --------  ------------------------

4. Conversion   5. Ownership    6. Nature of
   or Exercise     Form of         Indirect
   Price of        Derivative      Beneficial
   Derivative      Security:       Ownership
   Security        Direct (D)or    (Instr. 5)
                   Indirect (I)
                   (Instr. 5)



--------------- --------------- -------------
$3.75/Share         D (1)
--------------- --------------- -------------

--------------- --------------- -------------

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Explanation of Responses:
(1) The Options are held as tenants by the entirety with Allen Wolf.


                              /s/ Ruth Wolf                   1/16/98
                         _______________________________    ______________
                         **Signature of Reporting Person         Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
      See Instruction 6 for procedure.